Exhibit 107

CALCULATION OF REGISTRATION/FILING FEE TABLE

S-1

AI TRANSPORTATION ACQUISITION CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee(3)
Equity	Units, each consisting of one ordinary share, $0.0001 par value and one right to receive one-eighth of one ordinary share	1,150,000	$10.00	$11,500,000	$1,697.40
Equity	Ordinary shares included as part of the units	1,150,000	-	-	-
Other	Whole Rights includes as part of the units	115,000	-	-	-
Equity	Ordinary shares underlying the rights included as part of the unit	115,000	$10.00	$1,150,000	$169.74
Equity	Representative Shares Rule 457(a)	11,500	$10.00	115,000	16.97
	Total Offering Amount			$12,650,000	$1,884.11
	Total Fees Previously Paid				-0-
	Total Fee Offsets				N/A
	Net Fee Due				1,884.11

(1)	Includes ordinary shares issuable upon exercise of an over-allotment option to purchase additional shares granted to the underwriters. Does not include shares that the Registrant previously registered on the registration statement on Form S-1 (File No. 333-270558).

(2)	Based on the public offering price.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act.